Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of CapLease, Inc. of our report dated March 4, 2008 relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appears in the Annual Report on Form 10-K of CapLease, Inc. for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

New York, New York
June 17, 2008